Exhibit 99.Ba.(iv)

ARTICLES OF AMENDMENT

OF

HARTFORD HLS SERIES FUND II, INC.

Effective December 11, 2006

Hartford HLS Series Fund II, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Maryland, does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:	The Articles of Incorporation of the Corporation are hereby amended to change the name of a series of shares of its stock as follows:

Hartford MidCap Stock HLS Fund  is renamed Hartford MidCap Growth HLS Fund

SECOND:	This amendment is limited to a change expressly authorized by § 2-605 of subtitle 6 of the Maryland Code to be made by a majority of the entire board of directors, without action by stockholders.

THIRD:	A majority of the entire board of directors of the Corporation approved this amendment at a meeting on August 2, 2006.

FOURTH:

This amendment does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the series of stock.

FIFTH:	The Corporation is registered as an open-end company under the Investment Company Act of 1940.

IN WITNESS WHEREOF, Hartford HLS Series Fund II, Inc. has caused these Articles of Amendment to be duly executed by Edward P. Macdonald, its Vice President, Secretary and Chief Legal Officer and attested to by Jill G. Powilatis, its Assistant Secretary, this 17th day of October 2007.

Hartford HLS Series Fund II, Inc.

Attest:

	By:	/s/Edward P. Macdonald
/s/Jill G. Powilatis		Edward P. Macdonald
Jill G. Powilatis		Vice President, Secretary and
Assistant Secretary		Chief Legal Officer

I, Edward P. Macdonald, Vice President, Secretary and Chief Legal Officer of Hartford HLS Series Fund II, Inc. hereby acknowledge, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and I further certify that, to the best of my knowledge, information and belief, these matters and facts are true in all material respects, under the penalties of perjury.

/s/Edward P. Macdonald
Edward P. Macdonald